As filed with the Securities and Exchange Commission on May 3, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAXMEDICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-0870387
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

303 South Broadway, Suite 125

Tarrytown, NY 10591

914-987-2876

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Howard J. Weisman

Chief Executive Officer

PaxMedica, Inc.

303 South Broadway, Suite 125

Tarrytown, NY 10591

Tel: 914-987-2876

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Rosenthal, Esq.

Anna Tomczyk, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Telephone: (212) 698-3500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED May 3, 2023

PRELIMINARY PROSPECTUS

Up to 3,391,549 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 3,391,549 shares of our common stock by the selling stockholder, Lind Global Fund II LP (“Lind” or the “selling stockholder”). These 3,391,549 shares consist of: (a) up to 2,591,549 shares of common stock (the “Convertible Note Shares”) issuable upon the conversion or repayment of a secured, 18-month, interest free convertible promissory note in the principal amount of $3,680,000 issued to the selling stockholder (the “Note”); and (b) 800,000 shares of common stock (the “Warrant Shares” and, together with the Convertible Note Shares and the Warrant Shares, the “Shares”) ) issuable upon exercise of a common stock purchase warrant (the “Warrant” and, together with the Note, the “Lind Securities”).

The Lind Securities were issued pursuant to that certain purchase agreement between us and Lind, dated February 2, 2023 (the “Purchase Agreement”). See “The Lind Transaction” for a description of the agreement and “Selling Stockholder” for additional information regarding Lind. The prices at which Lind sells the Shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not offering any shares of our common stock for sale under this prospectus. We are registering the offer and resale of the Shares to satisfy contractual obligations owed by us to the selling stockholder pursuant to the Purchase Agreement and documents ancillary thereto. Our registration of the Shares covered by this prospectus does not mean that the selling stockholder will offer or sell any of the Shares. Any of the Shares subject to resale hereunder will have been issued by us and acquired by the selling stockholder prior to any resale of such Shares pursuant to this prospectus. No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The selling stockholder will pay or assume discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar expenses, if any, incurred for the sale of the Shares.

We will not receive any proceeds from the resale of the Shares by the selling stockholder pursuant to this prospectus. However, we will receive proceeds from the exercise of the Warrant if the selling stockholder exercises the Warrant for cash.

The selling stockholder, or its permitted transferees or other successors-in-interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We provide additional information about how the selling stockholder may sell the Shares in the section entitled “Plan of Distribution” on page 14 in this prospectus.

While we will not receive any proceeds from the sale of our common stock by the selling stockholder in the offering described in this prospectus, we may receive up to $3.25 per share upon the cash exercise of the Warrant. Upon the exercise of the Warrant for all 800,000 Warrant Shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $2.6 million. However, we cannot predict when and in what amounts or if the Warrant will be exercised, and it is possible that the Warrant may expire and never be exercised, in which case we would not receive any cash proceeds.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PXMD.” On April 27, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.58 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2023.

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. The selling stockholder may offer, sell or distribute all or a portion of the shares of our common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices, from time to time in one or more offerings as described in this prospectus. We will not receive any of the proceeds from such sales of our common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholder will bear all commissions and discounts, if any, attributable to its sale of our common stock hereby registered. See “Plan of Distribution.”

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in, or incorporated by reference in, this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, and information incorporated by reference therein, together with the additional information described in the “Where You Can Find More Information” section of this prospectus.

Neither we nor the selling stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus and the information incorporated by reference herein contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus and similar sections of other documents that are incorporated by reference herein, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

ii

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates, including data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

iii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before purchasing our common stock. The words “PaxMedica,” “us,” “we,” the “Company” and any variants thereof used in this prospectus refer to PaxMedica, Inc. Investing in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described herein, together with all of the other information in this prospectus or incorporated by reference herein, including our financial statements and related notes, before investing in our common stock. If any of the risks described, or incorporated by reference, herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment. Our expectations for our future performance may change after the date of this prospectus and there is no guarantee that such expectations will prove to be accurate.

Overview

We are a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including autism spectrum disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). APTs have been shown to block the effects of excess production and extracellular receptor activity of adenosine triphosphate (“ATP”), which acts as both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter via receptors that are found throughout the nervous system. Excess purinergic signaling can offset homeostasis and trigger immune responses that result in localized and systemic increases in inflammatory chemokines and cytokines, ultimately stimulating ATP production. APTs may also impact immunologic and inflammatory mechanisms that may be causing or exacerbating symptoms in these seemingly unrelated disorders, which may be caused in part by similar mechanisms of ATP overproduction.

One of our primary points of focus is currently the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome (“LCS”), a clinical diagnosis in individuals who have been previously infected with COVID-19. In February 2021, we announced positive topline data from our Phase 2 dose-ranging clinical trial evaluating PAX-101 (commonly known as intravenous suramin) for the treatment of the core symptoms of ASD, as described in more detail below. We also intend to submit data to support a New Drug Application (an “NDA”) for PAX-101 under the Tropical Disease Priority Voucher Program of the U.S. Food and Drug Administration (the “FDA”) for the treatment of Human African Trypanosomiasis, a fatal parasitic infection commonly known as African sleeping sickness (“HAT”), leveraging suramin’s historical use in treating HAT outside of the United States. We have exclusively licensed clinical data from certain academic or international government institutions to potentially accelerate PAX-101’s development plans in the United States through this regulatory program and seek approval in the United States for the treatment of East African HAT (as defined below) as early as 2024. We are also pursuing the development of next generation APT product development candidates for neurodevelopmental indications. These candidates include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and selective antagonists of particular purine receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and a potentially useful treatment for ME/CFS and LCS.

Corporate Information

We were formed as a Delaware limited liability company under the name Purinix Pharmaceuticals LLC (“Purinix”) on April 5, 2018. On April 15, 2020, we converted into a Delaware corporation and changed our name to PaxMedica, Inc. Our offices are located at 303 South Broadway, Suite 125, Tarrytown, NY 10591, and our telephone number is (914) 987-2876. Our website is www.paxmedica.com. Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only.

“PaxMedica” and our other common law trademarks, service marks or trade names appearing herein are the property of PaxMedica, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Status as an Emerging Growth Company

The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

For certain risks related to our status as an emerging growth company, see “Risk Factors — Risks Related to Our Common Stock and this Offering — We are an ‘emerging growth company’ and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors” in our most recent Annual Report on Form 10-K.

THE OFFERING

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus titled “Description of Capital Stock.”

Common stock offered by the Selling Stockholder	Up to 3,391,549 shares of our common stock, consisting of (i) up to 2,591,549 shares of common stock (the “Convertible Note Shares”) issuable upon the conversion or repayment of a secured, 18-month, interest free convertible promissory note in the principal amount of $3,680,000 issued to the selling stockholder (the “Note”); and (ii) 800,000 shares of common stock (the “Warrant Shares” and, together with the Convertible Note Shares and the Warrant Shares, the “Shares”) issuable upon exercise of a common stock purchase warrant (the “Warrant” and, together with the Note, the “Lind Securities”).

Common stock outstanding immediately after this offering(1)	15,427,141 shares, assuming the sale of 3,391,549 Shares.

Use of proceeds	We will receive no proceeds from the sale of Shares of common stock by Lind in this offering. We will receive proceeds in the event that the Warrant is exercised at the exercise price per share for cash, which will result in gross proceeds of approximately $2.6 million. Any proceeds that we receive from the exercise of the Warrant may be used to partially repay the Note, and the remainder of the net proceeds will be used for general working capital purposes. See the section of this prospectus titled “Use of Proceeds” for additional information.

Nasdaq Capital Market symbol	“PXMD”

Risk Factors	Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4, other information appearing elsewhere in this prospectus and in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

(1)	The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of December 31, 2022, and excludes:

•	142,088 shares of our common stock issuable upon the exercise of the 2020 Warrants to purchase shares of common stock at an exercise price equal to $3.00 per share;

•	867,943 shares of common stock issuable upon the conversion of our outstanding Series X Preferred Stock;

•	1,877,582 shares of our common stock reserved for issuance upon settlement of restricted stock units granted as of December 31, 2022 pursuant to the PaxMedica Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”);

•	607,418 shares of our common stock available for issuance under the 2020 Plan;

•	108,181 shares of our common stock issuable upon the exercise of the Underwriter Warrants to purchase shares of common stock at an exercise price of $6.88 per share;

•	195,140 shares of our common stock issuable upon exercise of the 2022 Warrants at an exercise price equal to $4.20 per share;

•	142,000 shares of our common stock issuable upon the exercise of the Representative’s Warrants (as defined below) issued in January and March 2023 to purchase shares of common stock at an exercise price equal to $3.00 per share and $3.50 per share, respectively; and

•	up to $20,000,000 of shares of our common stock issuable to Lincoln Park from time to time under the Lincoln Park Purchase Agreement (as defined below), of which 13,102,199 shares of our common stock have been registered for resale on a Registration Statement on Form S-1 (File No. 333-268882), initially filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2022 and declared effective on December 27, 2022 (the “Lincoln Park Registration Statement”).

RISK FACTORS

An investment in our common stock is speculative, illiquid and involves a high degree of risk including the risk of a loss of your entire investment. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as updated by our subsequently filed Quarterly Reports on Form 10-Q, each of which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. We have also identified certain risks related to this offering, which are listed below. You should carefully consider the risks and uncertainties and the other information contained in this prospectus. The risks identified are not the only ones facing us. Additional unanticipated or unknown risks and uncertainties may exist that could also adversely affect our business, operations and financial condition in ways that are unknown to us or unpredictable. If any of the risks actually materialize, our business, financial condition and/or operations could suffer. In such event, the trading price of our common stock could decline, and you could lose all or a substantial portion of your investment. See the section of this prospectus titled “Where You Can Find More Information.”

Risks Related to This Offering

The selling stockholder may choose to sell the shares at prices below the current market price.

The selling stockholder is not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our common stock.

Neither we nor the selling stockholder has authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the selling stockholder has authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrant, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the selling stockholders pursuant to this prospectus. We may receive up to approximate $2.6 million in aggregate gross proceeds from cash exercises of the Warrant, based on the per share exercise price of the Warrant, and to the extent that we receive such proceeds, subject to any obligation to pay a portion of such proceeds to repay any amounts outstanding under the Note, we intend to use the net proceeds from cash exercises of the Warrant to further our product development activities and for working capital and general corporate purposes. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds from the sale of Warrant Shares to Lind in ways our stockholders may not agree with or that do not yield a favorable return, if at all. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

You may experience future dilution as a result of issuance of the Shares, future equity offerings by us and other issuances of our common stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

The Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). As a result, a substantial number of shares of our common stock may be sold in the public market following this offering. If there are significantly more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell our common stock. The issuance of the Shares or any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

In addition, in order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share as prior issuances of common stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the prices per share per share. In addition, the exercise price of the Warrant for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. The words “believe,” “may,” “will,” potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our lack of operating history;
•	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital, including through future sales and issuances of equity securities which could also result in substantial dilution to our stockholders;
•	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;
•	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;
•	our, or our third-party manufacturers’, ability to manufacture cGMP batches of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;
•	whether we will be successful in obtaining a priority review voucher, or PRV, for PAX-101 and the commercial value to be realized from any such PRV, if any;
•	our relationship with TardiMed, an affiliated entity that provides office space and important administrative services to us, as well as our ability to attract and retain key executives and medical and scientific personnel;
•	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;
•	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;
•	our dependence on third parties to manufacture our product candidates;
•	our reliance on third-party CROs to conduct our clinical trials;
•	our ability to obtain, maintain or protect the validity of our intellectual property, including our granted or potential future patents;
•	our ability to internally develop new inventions and intellectual property;
•	interpretations of current laws and the passages of future laws;
•	acceptance of our business model by investors;
•	adverse developments affecting the financial services industry;
•	the accuracy of our estimates regarding expenses and capital requirements; and
•	our ability to adequately support organizational and business growth.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and under similar headings in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K incorporated by reference herein and elsewhere in this prospectus or incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward- looking events and circumstances discussed in this prospectus or incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or will occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus, the documents incorporated by reference herein and the documents that we reference in this prospectus and have filed with the Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholder and we will not receive any proceeds from the sale of these shares by the selling stockholders. However, we did receive $3,680,000 upon the issuance of the Note to the selling stockholder, and we may receive up to approximately $2.6 million in aggregate gross proceeds from the cash exercise of the Warrant, based on the per share exercise price of the Warrant.

We may use a portion of the net proceeds from any cash exercises of the Warrant to partially repay the Note, and the remainder of the net proceeds, if any, to advance our development programs and for general corporate purposes, which may include the acquisition of companies or businesses, working capital, clinical trial expenditures and capital expenditures. The Note is interest free and has a maturity date of August 6, 2024. The proceeds from the sale of the Note are for general working capital.

Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including our development timeline, costs associated with drug development, the impact of the COVID-19 pandemic, and any unforeseen cash needs and other factors described under “Risk Factors” in this prospectus and incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

DILUTION

The issuance of the Convertible Note Shares and the Warrant Shares pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, in the event we elect to make any portion of the monthly payments of the outstanding principal amount of the Note with Convertible Note Shares, which amount we may issue may further increase as the VWAP (as defined in the Purchase Agreement) of our common stock during the 20-day period prior to the applicable payment date decreases, the greater the dilution to our existing shareholders.

Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of common stock outstanding on December 31, 2022. As of December 31, 2022, we had a historical net tangible book value of $0.1 million, or $0.01 per share of common stock.

After giving effect to (i) the sale of 3,391,549 Shares to Lind pursuant to the Purchase Agreement and assuming gross proceeds of approximately $2.6 million from the exercise of the Warrant and (ii) deducting estimated offering expenses of $0.7 million payable by us, our pro forma net tangible book value as of December 31, 2022, would have been approximately $5.7 million, or $0.37 per share. This represents an immediate increase in net tangible book value of $0.36 per share to existing stockholders and an immediate dilution of $1.48 per share to new investors.

The following table illustrates this dilution on a per share basis:

Assumed offering price per Share(1)	$1.85
Historical net tangible book value per share of common stock at December 31, 2022	$0.01
Increase in net tangible book value per share of common stock attributable to this offering	$0.36
Pro forma net tangible book value per share of common stock after this offering	$0.37
Dilution per share of common stock to new investors in this offering	$1.48

(1) The assumed offering price per Share is based on gross proceeds of $6.28 million from (i) the issuance of the Note in the Principal Amount (as defined below) and (ii) gross proceeds of approximately $2.6 million upon the exercise of the Warrant for all of the Warrant Shares, divided by the number of Shares being registered by this registration statement.

The calculations above are based on 12,035,592 shares of our common stock outstanding as of December 31, 2022 and exclude:

•	142,088 shares of our common stock issuable upon the exercise of the 2020 Warrants to purchase shares of common stock at an exercise price equal to $3.00 per share;

•	867,943 shares of common stock issuable upon the conversion of our outstanding Series X Preferred Stock;

•	1,877,582 shares of our common stock reserved for issuance upon settlement of restricted stock units granted as of December 31, 2022 pursuant to the 2020 Plan;

•	607,418 shares of our common stock available for issuance under the 2020 Plan;

•	108,181 shares of our common stock issuable upon the exercise of the Underwriter Warrants to purchase shares of common stock at an exercise price of $6.88 per share;

•	195,140 shares of our common stock issuable upon exercise of the 2022 Warrants at an exercise price equal to $4.20 per share;

•	142,000 shares of our common stock issuable upon the exercise of the Representative’s Warrants issued in January and March 2023 to purchase shares of common stock at an exercise price equal to $3.00 per share and $3.50 per share, respectively; and

•	up to $20,000,000 of shares of our common stock issuable to Lincoln Park from time to time under the Lincoln Park Purchase Agreement, of which 13,102,199 shares of our common stock have been registered for resale on the Lincoln Park Registration Statement.

The discussion of dilution assumes no exercise of warrants, convertible notes or other potentially dilutive securities, other than the Warrant and the Note. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELLING STOCKHOLDER

Unless the context otherwise requires, as used in this prospectus, “selling stockholder” refers to the selling stockholder named in this prospectus, or certain transferees, assignees or other successors-in-interest that may receive our securities from the selling stockholder.

We have prepared this prospectus to allow the selling stockholder to sell or otherwise dispose of, from time to time, up to 3,391,549 shares of our common stock, which are comprised of (i) up to 2,591,549 Convertible Note Shares issuable upon the conversion or repayment of the Note and (ii) 800,000 Warrant Shares issuable upon exercise of the Warrant. See “Prospectus Summary – The Offering” starting on page 2 of this prospectus for a description of the private transactions in which we issued the Lind Securities. Except for the beneficial ownership of our securities, neither the selling stockholder nor any persons who have control over the selling stockholder have had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the ownership of our shares of common stock by the selling stockholder.

The second column lists the number of shares of common stock owned by the selling stockholder, based on its ownership of the shares of common stock and securities convertible or exercisable into shares of common stock, as of December 31, 2022, assuming exercise or conversion, as applicable, of the securities exercisable or convertible into shares of common stock held by the selling stockholder on that date, if applicable, without regard to any limitations on conversions or exercises.

The following table provides, as of December 31, 2022, information regarding the selling stockholder and the shares of common stock that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 12,035,592 shares of common stock outstanding as of December 31, 2022. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of December 31, 2022. Neither Lind nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Offered	Shares Beneficially Owned After Offering(2)
Name of Selling Stockholders	Number	Percentage		Number	Percentage
Lind Global Fund II LP (3)	632,118	4.99%	3,391,549	0	0%

(1)	Lind may not convert or exercise, as applicable, any portion of the Lind Securities to the extent such conversion or exercise would cause Lind, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock (or 9.99% of our then outstanding common stock to the extent Lind, together with its affiliates, beneficially owns in excess of 4.99% of shares of our then common stock at the time of such conversion (each such limitation, a “Beneficial Ownership Limitation”)). Due to the Beneficial Ownership Limitation, prior to the offering, Lind’s beneficial ownership of our shares of common stock includes up to 632,118 Convertible Note Shares and/or Warrant Shares issuable in accordance with the terms of the Purchase Agreement and excludes up to 2,759,431 Convertible Note Shares and/or Warrant Shares.

(2)	Assumes the selling stockholder sells all of the Shares, although the selling stockholder is under no obligation to sell any Shares at this time.

(3)	The securities are directly owned by Lind. Jeff Easton is the Managing Member of The Lind Partners, LLC, which is the Investment Manager of Lind, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind is 444 Madison Avenue, 41st Floor, New York, NY 10022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 27, 2023 by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.

Percentage ownership of our common stock is based on 13,555,392 shares of our common stock outstanding on March 27, 2023. Unless noted otherwise, the address of all listed stockholders is 303 South Broadway, Suite 125, Tarrytown, New York, 10591.

	Number of Shares Beneficially Owned (#)(2)	Percentage of Shares Beneficially Owned (%)(3)
Name of Beneficial Owner
5% Stockholders
TardiMed Sciences, LLC(4)	7,336,745	54.1%
Blue Cane Partners, LLC(5)	1,193,339	8.8%
Amar Foundation(6)	1,193,339	8.8%
Directors and Executive Officers
Howard J. Weisman	157,623	1.2%
Stephen D. Sheldon(7)	33,799	0.2%
Michael Derby(8)	7,430,769	54.8%
Zachary Rome	58,046	0.4%
Karen LaRochelle	11,444	0.1%
John F. Coelho	36,264	0.3%
Charles J. Casamento	-	0.0%
All executive officers and directors as a group (7 individuals)	7,727,945	57.1%

*	Less than 1%.

(1)	The address of TardiMed and of each officer and director is 303 South Broadway, Suite 125 Tarrytown, NY 10591.

(2)	We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this prospectus, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them, unless otherwise noted.

(3)	Percentage ownership is based on 13,555,392 shares of common stock issued and outstanding as of March 27, 2023. RSUs that vest within 60 days of this proxy statement are deemed to be beneficially owned by the persons holding those RSUs for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

(4)	Michael Derby is the Managing Partner of TardiMed and has sole voting and dispositive control over the shares of our common stock held by TardiMed. As a result, Mr. Derby may be deemed to beneficially own the shares of our common stock held by TardiMed.

(5)	The number of shares of common stock beneficially owned by Blue Cane Partners, LLC includes 18,339 shares of common stock issuable upon conversion of Series X Preferred Stock and excludes 137,718 shares of common stock as a result of beneficial ownership limitation provisions contained in certain of their security instruments. Craig Kesselman is a member of Blue Cane Partners, LLC and has voting and dispositive control over the shares of our common stock held by Blue Cane Partners, LLC. The address of Blue Cane Partners, LLC is 3411 Silverside Road Tatnal Building #104, Wilmington, DE 19810.

(6)	The number of shares of common stock beneficially owned by Amar Foundation includes 18,339 shares of our common stock issuable upon conversion of Series X Preferred Stock and excludes 711,422 shares of our common stock issuable upon conversion of Series X Preferred Stock as a result of beneficial ownership limitation provisions contained therein. Vinod Khosla has voting and dispositive control over the shares of our common stock held by Amar Foundation. The address of Amar Foundation is 1760 The Alameda, Suite 300, San Jose, CA 95126.

(7)	Consists of 15,000 shares owned by Mr. Sheldon and 18,799 shares held by The Sheldon Family Trust.

(8)	Consists of 94,024 shares owned by Mr. Derby and 7,336,745 held by TardiMed, of which Mr. Derby is the Managing Partner.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws, as amended and restated (the “Bylaws”). The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, each of which is incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

Authorized Capitalization

Our Certificate of Incorporation authorizes us to issue up to 210,000,000 shares of capital consisting of 200,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022, we had 12,035,592 shares of common stock, par value $0.0001 per share, issued and outstanding. In addition, as of December 31, 2022, we had 1,877,582 shares of our common stock reserved for issuance upon settlement of restricted stock units granted pursuant to the 2020 Plan.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders, net of any shares of preferred stock that have been previously issued. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

•	classifying our board of directors into three classes;
•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
•	limiting the removal of directors by the stockholders;
•	requiring a supermajority vote of stockholders to amend our Bylaws or certain provisions our Certificate of Incorporation;
•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;
•	eliminating the ability of stockholders to call a special meeting of stockholders;
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and
•	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders, creditors or constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “PXMD.”

Transfer Agent

Our transfer agent is Computershare Trust N.A. The transfer agent’s address is 1290 Avenue of the Americas, 9th Floor, New York, NY 1010, and its telephone number is (212) 805-7100.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and are informing the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our shares of common stock are listed on the Nasdaq Capital Market under the trading symbol “PXMD.”

LIND TRANSACTION

On February 2, 2023, the Company entered into the Purchase Agreement with Lind, which provides for the Company issuing to the Lind a secured, 18-month, interest free convertible promissory note in the principal amount of $3,680,000 (the “Principal Amount”), the Note, and a common stock purchase warrant to acquire 800,000 shares of common stock of the Company, the Warrant. The transaction closed on February 6, 2023. In connection with the issuance of the Note and the Warrant, the Company paid a $112,000 commitment fee to Lind. The proceeds from the sale of the Note and Warrant are for general working capital. Capitalized terms used in this section but not defined herein shall be given their respective meanings as set forth in the Purchase Agreement.

Commencing August 6, 2023, the Company shall pay the outstanding principal amount of the Note in twelve consecutive monthly payments of $306,666.66 each. At the option of the Company, the monthly payment can be made in cash, shares of the common stock of the Company at a price based on 90% of the 5 lowest VWAPs during the 20 days prior to the payment date, or a combination of cash and stock, the Repayment Share Price. The shares issued as monthly payments must either be eligible for immediate resale under Rule 144 or be registered. Any portion of a monthly payment being made in cash shall include a premium of 5% of such cash amount.

In connection with the issuance of the Note, the Company granted the Lind a first priority security interest and lien upon all of its assets pursuant to the Security Agreement dated as February 6, 2023, by and between the Company and Lind.

Following the date that is 60 days following the date that the registration statement has been declared effective (as discussed in more detail below), the Company may repay all, but not less than all, of the outstanding principal amount, provided that any such repayment shall include a premium of 5% of the outstanding principal amount of the Note, and Lind shall have the right to convert up to one-third of the outstanding principal amount of the Note at the conversion price (as described below).

The Purchase Agreement contains a restriction whereby there cannot, under any circumstances, be more than 2,405,914 shares of common stock of the Company issued under the Note and the Warrant combined without first receiving shareholder approval to issue more than 2,405,914 shares of common stock of the Company thereunder.

The Company agreed to file the Registration Statement with the Commission no later than 90 days from February 2, 2023, covering the resale of all of the shares of common stock of the Company issuable to Lind pursuant to the Note and the Warrant. Pursuant to the Purchase Agreement, and in accordance with Nasdaq Listing Rule 5635(a), the Company obtained shareholder approval to issue in excess of 2,405,914 shares under the Note and Warrant at the Annual Meeting of the Shareholders that was held on April 26, 2023. In addition, pursuant to the terms of the Purchase Agreement, Lind has the right to participate in all Subsequent Financings, equal to 10% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing until February 6, 2024, subject to certain exceptions.

The Note is convertible into shares of common stock of the Company by Lind at any time, provided that no such conversion may be made that would result in the beneficial ownership by Lind and its affiliates of more than 4.99% of the Company’s outstanding shares of common stock. The conversion price of the Note is equal to $3.50, subject to customary adjustments, however, if new securities, other than exempted securities, are issued by the Company at a price less than the conversion price, the conversion price shall be reduced to such price.

If there is a change of control of the Company, Lind has the right to require the Company to prepay the outstanding principal amount of the Note, plus a 5% premium. A change of control includes a change in the composition of the Board of Directors of the Company, a shareholder having beneficial ownership of more than 40% or the sale or other disposition of the Company of all or substantially all of the assets.

The Note contains certain negative covenants, including restricting the Company from certain distributions, loans, issuance or future priced securities and sale of assets.

Upon the occurrence of an event of default as described in the Note, the Note will become immediately due and payable at a default interest rate of 110% of the then outstanding principal amount of the Note. Events of default include, but are not limited to, a default in the payment of the Principal Amount or any accrued and unpaid interest under the Note, failure to observe or perform any other covenant, condition or agreement contained in the Note or any transaction documents, a change of control, a default in any indebtedness in excess of $250,000, the failure of the Company to instruct its transfer agent to issue unlegended certificates, the shares no longer publicly being traded, if after August 7, 2023 the shares are not available for immediate resale under Rule 144 and the Company’s market capitalization is below $10 million for 10 days. Upon an event of default, Lind can demand that all or a portion of the outstanding principal amount be converted into shares of common stock at the lower of the conversion price and 80% of the average of the three lowest daily VWAPs.

The Warrant entitles Lind to purchase up to 800,000 shares of common stock of the Company until February 6, 2027 at an exercise price of $3.25 per share, subject to customary adjustments. In addition, the exercise price is subject to adjustment in the event of the issuance of new securities, other than exempted securities, at an effective price less than the exercise price, then the exercise price shall be reduced to an exercise price equal to the consideration per share deemed to have been paid for such new securities, subject to compliance with the requirements of the trading market. The Warrant also provides for cashless exercise.

The foregoing descriptions of the Purchase Agreement, the Note, the Warrant and the Security Agreement are not complete and are qualified in their entirety by reference to the full text of the forms of the Purchase Agreement, the Note, the Warrant and the Security Agreement.

LEGAL MATTERS

Dechert LLP will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

Our balance sheets as of December 31, 2022 and 2021, the related statements of operations, and the statements of stockholders’ deficit and cash flows for the years ended December 31, 2022 and December 31, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2022 in reliance upon the report of such firm, which includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement or the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement, the documents incorporated by reference into the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus or in documents incorporated by reference into this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or other document that has been filed. Each statement in this prospectus relating to a contract or other document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at www.sec.gov and on our website at www.paxmedica.com/investors. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the registration statement through the Commission’s website, as provided herein.

Incorporation by Reference

The Commission’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the Commission:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023;

•	Our Current Reports on Form 8-K filed with the Commission on January 6, 2023, February 7, 2023 and February 15, 2023;

•	The portions of our Proxy Statement on Schedule 14A for the 2023 Annual Meeting, filed with the Commission on April 6, 2023, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023; and

•	The description of our common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-41475), filed with the Commission on August 10, 2022, including any amendment or report filed for the purpose of updating such description, as updated by Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering, including all such documents we may file with the Commission after the date hereof and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the Commission, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

PaxMedica, Inc.

Attn: Chief Financial Officer

303 South Broadway, Suite 125

Tarrytown, NY 10591

(914) 987-2876

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Up to 3,391,549 Shares of Common Stock

PROSPECTUS

The date of this prospectus is           , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the Commission registration fee.

SEC Filing Fee		$489.62
FINRA Fee	$	*
Nasdaq Fee	$	*
Printing Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Transfer Agent and Registrar Expenses	$	*
Miscellaneous	$	*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation, as amended in Exhibit 3.1 hereto, and our Bylaws in Exhibit 3.3 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following list sets forth information as to all securities we have sold since January 1, 2020 which were not registered under the Securities Act.

Original Issuances of Stock

On April 15, 2020, Purinix converted from a limited liability company to a Delaware corporation and we changed our name to PaxMedica, Inc., resulting in a new capital structure consisting of common stock and preferred stock, each having a par value of $0.0001. This conversion resulted in conversion of the prior Purinix members’ interests into an aggregate of 2,696,439 shares of Series Seed Preferred Stock, which are convertible into 1,557,435 shares of common stock, and 5,775,898 shares of common stock of the Company.

Private Placement of Series Seed Preferred Stock

On March 3, 2020, we sold in a private offering to an accredited investor 100,000 shares of our Series Seed Preferred Stock at a purchase price of $0.50 per share. All shares of our Series Seed Preferred Stock sold in this transaction automatically be converted into shares of our common stock, on a 1:0.5775898 basis, upon consummation of our initial public offering.

Restricted Stock Units

On December 22, 2020, we granted 1,377,999 restricted stock units under the 2020 Plan to certain of our employees and directors, each of which entitles the holder to one share of our common stock upon settlement of the restricted stock unit. Such restricted stock units expired according to their terms on December 31, 2021.

On January 1, 2022, we granted 1,342,667 restricted stock units under the 2020 Plan to certain of our employees and directors, each of which entitles the holder to one share of our common stock upon settlement of the restricted stock unit.

Between July 2022 and October 2022, we granted a total of 694,083 restricted stock units under the PaxMedica Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan to certain of our employees and directors, each of which entitles the holder to one share of our common stock upon settlement of the restricted stock unit.

Stock Options

On May 1, 2020, we granted stock options to purchase an aggregate of 787,499 shares of our common stock with exercise prices of $0.19 per share to our employees, consultants and directors pursuant to the 2020 Plan. Such stock options were cancelled in full for no consideration on December 22, 2020.

2020 Convertible Promissory Note Offering and Warrants

In July 2020, we issued July 2020 Notes in an aggregate principal amount of approximately $0.1 million with an interest rate of 8% per annum, and in October 2020, we issued October 2020 Notes in an aggregate principal amount of approximately $3.0 million with an interest rate of 8% per annum. We issued 1,137,594 shares of common stock upon the conversion of all of the July 2020 Notes and October 2020 Notes in March 2021. In connection with the October 2020 Notes, we also issued an aggregate of 1,034,176 warrants to purchase shares of common stock, which are exercisable at an exercise price equal to $3.00.

2022 Convertible Promissory Note Offering and Warrants

Between April and July 2022, we issued our senior secured convertible promissory notes in an aggregate principal amount of approximately $1.5 million with an interest rate of 10% per annum (the “2022 Notes”). The 2022 Notes mature 12 months from the date of issuance, and convert at a conversion price of $4.20 per share. In connection with the offering of the 2022 Notes, we issued common stock purchase warrants to purchase up to 195,140 shares of common stock, with an exercise price of $4.20 per share. Between August 2022 and December 2022, we issued an aggregate of 261,902 shares of common stock upon conversion of certain of the 2022 Notes.

SAFE

In March 2021, we entered into a simple agreement for future equity, or SAFE, with an investor, pursuant to which we received gross proceeds in an aggregate amount equal to $5.0 million. The Series X Private Placement in August 2022 constituted a qualified offering under the terms of the SAFE and the SAFE automatically converted into 100,000 shares of Series X Preferred Stock.

Private Placement of Series X Preferred Stock

On August 2, 2022, the Company issued and sold an aggregate of 3,200 shares of our Series X Preferred Stock to a certain “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act), at a purchase price of $100 per share, for aggregate proceeds of approximately $320,000 and net proceeds to the Company of approximately $300,000, after deducting expenses. Upon the closing of our initial public offering, all outstanding shares of Series X Preferred Stock automatically converted into shares of common stock at the initial offering price, subject to the beneficial ownership restrictions contained in the certificate of designations for the Series X Preferred.

Series Seed Exchange Agreement

In August 2022, we entered into exchange agreements with the holders of our Series Seed Preferred Stock, pursuant to which we agreed to exchange all shares of our outstanding Series Seed Preferred Stock into an aggregate of 1,557,435 shares of our common stock immediately prior to the effectiveness of our Registration Statement on Form S-1, as amended (File No. 333-239676).

Warrant Exchange Agreement

In August 2022, 375,000 shares of our common stock were issued as a result of a Warrant Exchange Agreement, pursuant to which holders of certain of our outstanding warrants exchanged their warrants for shares of our common stock.

Lincoln Park Transaction

On November 17, 2022, pursuant to the Purchase Agreement with Lincoln Park (the “Lincoln Park Purchase Agreement”), we issued 198,974 shares of common stock to Lincoln Park as Commitment Shares. These shares were not registered under the Securities Act when issued but have been registered for resale on the Lincoln Park Registration Statement.

Craft and R.F. Lafferty Warrants

In January and March 2023, we issued to the representatives in our initial public offering warrants to purchase up to a total of 30,000 and 112,000 shares of our common stock, respectively (the “Representative’s Warrants”). The warrants are exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the issuance date, and expiring four and a half years thereafter. The warrants issued in January are exercisable at a per share price equal to $3.00. The warrants issued in March are exercisable at a per share price equal to $3.50.

Lind Transaction

On February 2, 2023, pursuant to a Purchase Agreement with Lind, we issued the Note and the Warrant to acquire 800,000 shares of our common stock until February 6, 2027 at an exercise price of $3.25 per share, subject to certain adjustments. These shares were not registered under the Securities Act when issued, but we have agreed to file a registration statement with the Commission no later than 90 days from February 2, 2023, covering the resale of all of our shares of common stock issuable to Lind pursuant to the Note and the Warrant.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under “— Original Issuances of Stock,” “— Private Placement of Series Seed Preferred Stock,” “— 2020 Convertible Promissory Note Offering and Warrants”, “— SAFE”, “— Private Placement of Series X Preferred Stock”, “— 2022 Convertible Promissory Note Offering and Warrants”, “— Series Seed Exchange Agreement”, “— Warrant Exchange Agreement”, “— Lincoln Park Transaction”, “— Lind Transaction”, “— Craft and R.F. Lafferty Warrants”, certain of the grants of stock options described above under “— Stock Options” and issuances of the securities described above under “— Restricted Stock Units” to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the

Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such securities described above under “— Stock Options” and certain of the issuances of the securities described above under “— Restricted Stock Units” to be exempt from registration under the Securities Act in reliance on (i) Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering, and (ii) Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

ITEM 16. EXHIBITS

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of PaxMedica, Inc., as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 10 to Form S-1 filed on August 8, 2022).

3.2	Amendment to Certificate of Incorporation of PaxMedica, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 30, 2022).

3.3	Certificate of Designations, Preferences and Rights of Series X Convertible Preferred Stock of PaxMedica, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 10 to Form S-1 filed on August 8, 2022).

3.4	Amended and Restated Bylaws of PaxMedica, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on August 30, 2022).

4.1	Specimen Certificate representing shares of common stock of PaxMedica, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.2	Form of 2022 Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.3	Form of Representative Warrant (incorporated by reference to Exhibit 4.3 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.4	Form of 2020 Warrant (incorporated by reference to Exhibit 4.4 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.5	Lind Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on February 7, 2023).

4.6	Lind Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on February 7, 2023).

5.1	Opinion of Dechert LLP regarding the validity of the common stock being registered.*

10.1	Form of Indemnification Agreement entered into by PaxMedica, Inc. with its Officers and Directors (incorporated by reference to Exhibit 10.1 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.2	PaxMedica, Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.3	Form of Nonqualified Stock Option Award under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

Exhibit No.	Description of Document
10.4	Form of Incentive Stock Option Award under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.5	Letter Agreement between PaxMedica, Inc. and Howard J. Weisman, dated March 4, 2020 (incorporated by reference to Exhibit 10.5 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.6	Letter Agreement between PaxMedica, Inc. and Zachary Rome, dated June 25, 2020 (incorporated by reference to Exhibit 10.6 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.7	Letter Agreement between PaxMedica, Inc. and Michael Derby, dated June 25, 2020 (incorporated by reference to Exhibit 10.7 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.8	Rent and Administrative Services Agreement between PaxMedica, Inc. and TardiMed LLC, dated July 1, 2020 (incorporated by reference to Exhibit 10.9 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.9	Patient Records License Agreement between Purinix Pharmaceuticals LLC and Lwala Hospital, dated November 9, 2018 (incorporated by reference to Exhibit 10.10 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.10	Patient Records License Agreement between Purinix Pharmaceuticals LLC and Ministry of Health, Republic of Malawi, dated October 10, 2018 (incorporated by reference to Exhibit 10.11 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.11	Master Services Agreement between Purinix Pharmaceuticals LLC and CRO Consulting (Pty) Limited, dated May 25, 2018. (incorporated by reference to Exhibit 10.12 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.12	Form of Restricted Stock Unit Grant Agreement under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.13	Amendment to Rent and Administrative Services Agreement between PaxMedica, Inc. and TardiMed LLC, dated November 1, 2020 (incorporated by reference to Exhibit 10.14 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.14	Form of 2022 Convertible Promissory Note (incorporated by reference to Exhibit 10.15 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.15	Form of 2022 Convertible Promissory Note Securities Purchase Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.16	Purchase Agreement, dated as of November 17, 2022, by and between the Company and Lincoln Park (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 21, 2022).

10.17	Registration Rights Agreement, dated as of November 17, 2022, by and between the Company and Lincoln Park (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 21, 2022).

10.18	Employment Agreement, dated as of November 19, 2022, between the Company and Stephen D. Sheldon (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on November 21, 2022).†

10.19	Employment Agreement, dated as of January 1, 2023, between the Company and Howard J. Weisman (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 6, 2023).†

10.20	Securities Purchase Agreement between PaxMedica, Inc. and Lind Global Fund II LP, dated February 2, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 7, 2023).

10.21	Security Agreement between PaxMedica, Inc. and Lind Global Fund II LP, dated February 6, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 7, 2023).

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.*

Exhibit No.	Description of Document
23.2	Consent of Dechert LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page)*

107	Calculation of Filing Fee.*

*	Filed herewith.

†	Indicates management compensatory plan, contract or arrangement.

‡	Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)            That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act to any purchaser

(i)	Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, New York on this 3 day of May, 2023.

PAXMEDICA, INC.

/s/ Howard J. Weisman
Howard J. Weisman
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard J. Weisman and Stephen D. Sheldon, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard J. Weisman
Howard J. Weisman	Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2023

/s/ Stephen D. Sheldon
Stephen D. Sheldon	Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2023

/s/ Zachary Rome
Zachary Rome	Chief Operating Officer and Director	May 3, 2023

/s/ Michael Derby
Michael Derby	Executive Chairman and Director	May 3, 2023

/s/ Karen LaRochelle
Karen LaRochelle	Director	May 3, 2023

/s/ John F. Coelho
John F. Coelho	Director	May 3, 2023

/s/ Charles J. Casamento
Charles J. Casamento	Director	May 3, 2023